EXHIBIT 23.8

[LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-4 of Plains Exploration and Production Company to our firm and to the use of our reserve reports setting forth the interests of Stone Energy Corporation and its subsidiaries (collectively the “Company”) relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for the periods included herein. We further consent to references to our firm under the “Experts”.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 18, 2006